Exhibit 99.B(e)(4)

SCHEDULE I

To the Distribution Agreement between

The Victory Portfolios and Victory Capital Advisers, Inc. dated August 1, 2013

FUNDS

Name of Portfolio
Balanced Fund	Large Cap Growth Fund
Diversified Stock Fund	National Municipal Bond Fund
Dividend Growth Fund	Established Value Fund
Emerging Markets Small Cap Fund	Ohio Municipal Bond Fund
Fund for Income	Select Fund
Global Equity Fund	Small Company Opportunity Fund
International Fund	Special Value Fund
International Select Fund
Investment Grade Convertible Fund

As of February 19, 2014.	THE VICTORY PORTFOLIOS

	By:	/s/ Michael Policarpo

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

	By:	/s/ Michael Policarpo